UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2013

Omega Protein Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-14003 (Commission File Number)	76-0562134 (I.R.S. Employer Identification No.)
2105 CityWest Boulevard Suite 500 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 623-0060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cyvex Nutrition, Inc. (“Cyvex”), a wholly owned subsidiary of Omega Protein Corporation (the “Company”), has entered into an employment agreement effective as of January 1, 2013 with Matthew Phillips, Cyvex’s President and Chief Executive Officer.

The employment agreement has no term and may be terminated at any time by either Cyvex or Mr. Phillips subject to the provisions in the employment agreement regarding notice and severance. Under the agreement, Mr. Phillips is entitled to receive an annual base salary of $285,000 and an annual car allowance of $7,000.

Upon a termination of Mr. Phillip’s employment by Cyvex for any reason other than for Cause (as defined in the employment agreement), death or Disability (as defined in the employment agreement) and provided that Mr. Phillips delivers an effective release of claims in favor of Cyvex, Mr. Phillips is entitled to receive a severance amount equal to his annual base salary for an 8 month period after termination of his employment with Cyvex.

The employment agreement also contains restrictions on Mr. Phillips use of Cyvex’s confidential information. During the term of the employment agreement, Mr. Phillips may not engage, directly or indirectly, in any business or enterprise which is in competition with Cyvex, the Company or any of their affiliates anywhere in the world. During the term of the employment agreement and for 12 months thereafter, Mr. Phillips may not induce any Cyvex employee to leave his or her employment with Cyvex, the Company or any of their affiliates, or solicit any distributor or customer to amend its business relationship with Cyvex, the Company or any of their affiliates.

The employment agreement is subject to arbitration in the event of a dispute between the parties.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which is attached as Exhibit 10.1, and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

                    (d)  Exhibits

10.1 Employment Agreement between Cyvex Nutrition, Inc. and Matthew Phillips dated as of January 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: January 4, 2013	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary